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                                                               Exhibit No. 99.12
                       FORM OF OPINION OF BINGHAM DANA LLP

                                   EXHIBIT 12

                                                       _____________, 2001


MFS Series Trust VII                                   MFS Series Trust VIII
500 Boylston Street                                    500 Boylston Street
Boston, MA 02116                                       Boston, MA  02116

Ladies and Gentlemen:


This opinion is furnished to you pursuant to Section 8.6 of the Agreement and Plan of Reorganization, dated April 26, 2001 (the "Agreement"), between MFS Series Trust VII, a Massachusetts business trust, on behalf of MFS Global Governments Fund, a series thereof (the "Acquired Fund"), and MFS Series Trust VIII, a Massachusetts business trust, on behalf of MFS Strategic Income Fund, a series thereof (the "Surviving Fund"). The Agreement provides for the acquisition of all of the assets of the Acquired Fund by the Surviving Fund in exchange for (a) the assumption of all of the liabilities of the Acquired Fund by the Surviving Fund and (b) the issuance and delivery by the Surviving Fund to the Acquired Fund, for distribution (in accordance with paragraph 1.5 of the Agreement) pro rata to the Acquired Fund's shareholders of record in exchange for their shares of beneficial interest of the Acquired Fund ("Acquired Fund Shares") and in complete liquidation of the Acquired Fund, of a number of shares of beneficial interest of the Surviving Fund ("Surviving Fund Shares") having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities, the Acquired Fund so transferred to the Surviving Fund (the "Reorganization"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Registration Statement on Form N-14 filed on or about May 1, 2001 with the Securities and Exchange Commission by MFS Series Trust VIII in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of each of MFS Series Trust VII and MFS Series Trust VIII dated __________ ___, 2001 and attached hereto as Exhibits A and B (the "Certificates"). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates will be true and correct in all material respects as of the dates made and as of the Closing Date and (ii) the Agreement will be implemented in accordance with its terms and consistent with the representations set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

1. The Reorganization will constitute a reorganization under Section 368(a) of the Code, and the Surviving Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.
2. No gain or loss will be recognized by the Acquired Fund (a) upon the transfer of all of its assets to the Surviving Fund solely in exchange for Surviving Fund Shares and the assumption of the liabilities of the Acquired Fund by the Surviving Fund or (b) upon the distribution to the Acquired Fund shareholders of such Surviving Fund Shares pursuant to the Agreement.
3. No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Acquired Fund solely in exchange for Surviving Fund Shares and the assumption of the liabilities of the Acquired Fund by the Surviving Fund.
4. The basis of the assets of the Acquired Fund acquired by the Surviving Fund will be, in each instance, the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the transfer.
5. The holding period of the assets of the Acquired Fund in the hands of the Surviving Fund will include, in each instance, the holding period of such assets in the hands of the Acquired Fund.

6. The shareholders of the Acquired Fund will not recognize gain or loss upon the exchange of all of their Acquired Fund Shares solely for Surviving Fund Shares as part of the Reorganization.
7. The basis of the Surviving Fund Shares to be received by each Acquired Fund shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the Acquired Fund Shares surrendered by such shareholder in exchange therefor.
8. The holding period of the Surviving Fund Shares to be received by each Acquired Fund shareholder will include, in each instance, the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided such Acquired Fund Shares were held as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.


                                                     Very truly yours,


                                                      BINGHAM DANA LLP